EXHIBIT 16.1

[on letterhead of Deloitte & Touche LLP, Chartered Accountants]

March 8, 2004

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C.  20549

Dear Sirs/Madams:

We have read Item 4 of Global Precision Medical Inc.’s Form 8-K dated March 8, 2004, and have the following comments:

1.

We agree with the statements made in the last sentence of paragraph 1 and the statements made in the 2nd, 4th and 5th paragraphs.

2.

We have no basis on which to agree or disagree with the statements made in the first two sentences of paragraph 1 or in the 3rd paragraph.

Yours truly,

/s/ Deloitte & Touche LLP

Chartered Accountants